                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                              NEOWARE SYSTEMS, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ---------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------
    3) Filing Party:

    ---------------------------------------------------------------------------
    4) Date Filed:

    ---------------------------------------------------------------------------

                              Neoware Systems, Inc.
                                400 Feheley Drive
                       King of Prussia, Pennsylvania 19406







                                                           November 8, 2000


TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders to be held on Thursday, December 7, 2000, at 10:00 a.m., at the offices of the Company, 400 Feheley Drive, King of Prussia, Pennsylvania 19406.

         The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

         To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

         I hope you will attend the Annual Meeting.


                                                           Sincerely,


                                                           Arthur R. Spector
                                                           Chairman of the Board

                              NEOWARE SYSTEMS, INC.

                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 7, 2000

                                -----------------



TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of Neoware Systems, Inc. (the "Company"), a Delaware corporation, will be held on December 7, 2000, at 10:00 a.m., at the offices of the Company, 400 Feheley Drive, King of Prussia, Pennsylvania, for the following purposes:

         1. To elect five Directors of the Company.

         2. To vote upon a proposal to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 2001.

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Stockholders of record at the close of business on October 26, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                                             By Order of the Board of Directors,


                                             Vincent T. Dolan
                                             Secretary


King of Prussia, Pennsylvania
November 8, 2000

                              NEOWARE SYSTEMS, INC.

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Neoware Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on December 7, 2000.

         Stockholders of record at the close of business on October 26, 2000 will be entitled to vote at the Annual Meeting. At the close of business on October 26, 2000, 10,275,413 shares of the Company's $0.001 par value common stock ("Common Stock") were outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares is necessary to constitute a quorum for the meeting. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about November 8, 2000.

         Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

         Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Ratification of the selection of the independent public accountants (Proposal 2) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. Brokers are not precluded from voting uninstructed shares on Proposal 2, and therefore abstentions and broker non-votes have the effect of negative votes. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

         The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. All shares represented by valid proxies will be voted.

                              ELECTION OF DIRECTORS

         The By-Laws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors. Currently, that number has been fixed by the Board of Directors at five for the election of directors at the 2000 Annual Meeting. All of the directors have been selected by the Board of Directors to be elected at the meeting to serve for one-year terms expiring at the next Annual Meeting and until their respective successors are elected and qualified.

         The names and biographical summaries of the five persons who have been nominated to stand for election at the Annual Meeting appear below.

         All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

         The Board of Directors recommends that you vote FOR the election of each of the nominees for director.

         The following biographical information is furnished as to each person nominated for election as a director.

                 Name               Age                            Position
         ---------------------      ---     --------------------------------------------------
         Arthur R. Spector (1)      60      Chairman of the Board
         Michael G. Kantrowitz      40      President and Chief Executive Officer and Director
         John M. Ryan (1)(2)        65      Director
         Carl G. Sempier (2)        69      Director
         Christopher G. McCann      40      Director

         -------------------
         (1) Member of the Compensation and Stock Option Committee
         (2) Member of the Audit Committee

         Mr. Spector has been Chairman of the Board of the Company since its inception. He has been a Managing Director and a general partner of the management company of Safeguard International Fund, L.P. since March 1998. Mr. Spector served as Managing Director of TL Ventures, a venture capital firm, from January 1997 until March 1998. Mr. Spector also served as President and Chief Executive Officer of the Company from inception until March 2, 1995, the date of the consummation of the merger (the "Merger") of the Company with Human Designed Systems, Inc. ("HDS"), and from May 1996 to June 1997. He was affiliated with Safeguard Scientifics, Inc. from January 1993 until December 1996. From July 1992 until May 1995, he was Vice Chairman of Casino & Credit Services, Inc., a company which operated nationwide debt collection and credit database businesses. From October 1991 until December 1996, Mr. Spector served as Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization. Mr. Spector is also a Director of USDATA Corporation, a developer of software tools for real-time data collection and control, DocuCorp International, Inc., a developer of document automation software, and Broadreach Consulting, Inc. (formerly The Reohr Group, Inc.), as well as various portfolio companies of Safeguard International Fund.

         Mr. Kantrowitz has been President and Chief Executive Officer of the Company since February 14, 2000, and a Director of the Company since March 2, 1995. He served as Executive Vice President of the Company from March 2, 1995 until February 14, 2000. Prior to that, Mr. Kantrowitz was an employee of HDS from 1983, holding the positions of Executive Vice President from 1991 until March 1995 and Vice President of Marketing and Sales from 1987 until 1991. Prior to joining HDS, Mr. Kantrowitz held positions with Raytheon Company and Adage Corporation.

         Mr. Ryan has served as a director of the Company since March 2, 1995. He has been the principal in Devon Hill Ventures, a venture investing and consulting firm focusing on technology investments, since 1987. Mr. Ryan is also a director of Premier Research Worldwide, Ltd., and its subsidiary eResearch Technology, Inc., which provide Internet-based clinical development solutions to the pharmaceutical and medical device industries; and of a number of private companies, including Thermacore International, Inc. and two Internet commerce companies. From 1995 to 1997, he was Chairman and acting CEO of DLB Systems, Inc., which was sold to Premier Research Worldwide in 1997. Mr. Ryan was the founder of SunGard Data Systems, Inc., a publicly-held computer services company, and served as its Chairman and Chief Executive Officer from 1976 to 1987.

         Mr. Sempier has served as a director of the Company since March 2, 1995. He has been associated with Safeguard Scientifics, Inc. since 1990 and currently serves as Vice Chairman of Safeguard International Group, Inc. Mr. Sempier also serves as Managing Director of Ditec AG Germany, an information technology services company. From 1980 until his retirement in 1988, he was the President and Chief Executive Officer of Mannington Mills, Inc., a manufacturer of flooring. He is also a director of Premier Solutions Limited, a supplier of asset management solutions to financial institutions, and Tangram Enterprise Solutions, Inc., a publicly-traded company providing network and connectivity software to corporations and government entities.

         Mr. McCann has been President of 1-800-FLOWERS.COM, a florist company which operates nationwide through franchised retail stores, telecenters and the Internet, since September 2000. From 1988 to September 2000, he served as Senior Vice President. Mr. McCann is responsible for overseeing operations of 1-800-FLOWERS.COM's telecenters and franchised stores and for its Interactive Services Division. Prior to his association with 1-800-FLOWERS.COM, he was President of Flora Plenty, a floral retail chain located in the New York metropolitan area. See "Certain Transactions."

Board of Directors and Committees

         The Company's Board of Directors held six meetings during the year ended June 30, 2000. Each of the current directors attended at least 75% of the meetings of the Board and Committees on which they serve held during the period for which such persons have been directors or committee members.

         The standing committees of the Board of Directors are the Compensation and Stock Option Committee and the Audit Committee. The Compensation and Stock Option Committee held four meetings and the Audit Committee held two meetings during the year ended June 30, 2000.

         The responsibilities of the Compensation and Stock Option Committee include the review of compensation practices, the determination of salaries and bonus awards of executive officers and the administration of the Company's 1995 Stock Option Plan.

         The duties of the Audit Committee include the selection of independent public accountants subject to the approval of the stockholders, the review of the audit and the review of the organization and scope of the Company's internal accounting and financial controls. In addition, the Company monitors the independence of the Company's independent public accountants. The Audit Committee has adopted a Charter pursuant to the listing standards of the Nasdaq Stock Market.

Compensation of Directors

         Directors (other than those who are employees of the Company) receive a cash payment of $1,000 for each Board meeting attended, and receive a one-time grant of 10,000 options upon a director's initial election. Thereafter, non-employee directors receive an annual grant of 5,000 options.

         During fiscal year 2000, the Board, with Mr. Spector and Mr. Ryan abstaining, unanimously approved the grant of options to purchase 65,000 shares of the Company's Common Stock to each of Mr. Spector and Mr. Ryan for providing Board-related services outside of the scope of their regular director duties. The exercise price of the options is $2.94 per share, the fair market value of the Common Stock on the date of grant. The options have a term of five years and vest in four equal semi-annual installments commencing six months after the date of grant.

Compensation Committee Interlocks and Insider Participation

         Arthur R. Spector, Chairman of the Board of Directors, became a member of the Compensation and Stock Option Committee in February 2000. Mr. Spector served as the President and Chief Executive Officer of the Company from inception until March 2, 1995, the date of the consummation of the Merger, and from May 1996 to June 1997.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation paid during the fiscal years ended June 30, 2000, 1999 and 1998 to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers whose total salary and bonus earned during the 2000 fiscal year exceeded $100,000.


Summary Compensation Table

                                                Annual Compensation                           Long Term Compensation
                               ----------------------------------------------------  -------------------------------------

                                                                       Other Annual  Securities
          Name and             Fiscal                                  Compensation  Underlying     All Other Compensation
     Principal Position         Year      Salary($)     Bonus($)           $(1)      Options(#)               ($)
     ------------------        ------     --------      --------       ------------  ----------     ----------------------
Michael G. Kantrowitz (2)       2000       200,471          --               --       230,000                 500 (4)
President and Chief             1999       151,099          --               --       270,000 (3)             500 (4)
Executive Officer               1998       168,210          --               --       220,000 (3)           1,081 (4)

Edward C. Callahan, Jr.(2)      2000       152,250          --               --            --                 500 (4)
Former President and            1999       189,000          --               --       385,000 (3)             500 (4)
Chief Executive Officer         1998       210,000      42,000               --       385,000 (3)              --

Edward M. Parks                 2000       150,500          --               --         5,500                 500 (4)
Vice President of               1999       129,338          --               --       200,000 (3)             500 (4)
Engineering                     1998       134,231          --               --       170,000 (3)           1,450 (4)

Steven Ahlbom                   2000       128,851          --               --         5,000                 500 (4)
Vice President of               1999       109,417          --               --       125,000 (3)             500 (4)
Operations                      1998       114,171          --               --       110,000 (3)           1,573 (4)

Vincent T. Dolan(5)             2000       120,000          --               --        50,000                  --
Vice President - Finance        1999        51,300          --               --        50,000                  --
And Administration

-------------------
(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Mr. Callahan served as President and Chief Executive Officer until February 14, 2000, the date that Mr. Kantrowitz became President and Chief Executive Officer.
(3) Includes options reissued as replacements for prior options which were canceled as a result of a repricing program as follows: Mr. Callahan, 385,000 options; Mr. Kantrowitz, 220,000 options; Mr. Parks, 170,000 options; and Mr. Ahlbom, 110,000 options.
(4) Consists of amounts contributed by the Company under the 401(k) Plan.
(5) Mr. Dolan became an employee and Vice President - Finance and Administration of the Company on January 27, 1999.

Option Grants During 2000 Fiscal Year

                                                                                                       Potential Realizable Value at
                                                                                                       Assumed Annual Rates of
                                                                                                       Stock Price Appreciation for
                                        Individual Grants                                              Option Term(1)
-------------------------------------------------------------------------------------------------      -----------------------------

                                  No. of               % of Total
                                Securities          Options Granted
                            Underlying Options        to Employees       Exercise      Expiration
       Name                     Granted (#)          in Fiscal Year      Price($)         Date         0%($)      5%($)      10%($)
-----------------------     ------------------      ---------------      --------      ----------      -----      -----      ------
Michael G. Kantrowitz            130,000                  18.04           4.125         2/13/05          --       148,156    327,386
                                 100,000                  13.88           2.938         5/15/05          --        81,172    179,368

Edward C. Callahan, Jr.               --                     --              --              --          --            --         --

Edward M. Parks                    5,550                    .76            3.00         4/16/05          --         4,559     10,073

Steven Ahlbom                      5,000                    .69            3.00         4/16/05          --         4,144      9,158

Vincent T. Dolan                  50,000                   6.94            3.00         4/16/05          --        41,442     91,577


-------------------
(1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% (compounded annually) prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Aggregated Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

        The following table provides information related to options exercised by the named executive officers during fiscal 2000 and the number of the Company's options held at fiscal year-end.


                                                                          Number of Securities
                                                                         Underlying Unexercised            Value of Unexercised
                                                                               Options at                  In-the-Money Options
                                                                           Fiscal Year-End (#)           at Fiscal Year End ($)(1)
                              Shares Acquired          Value               -------------------           -------------------------
          Name                 on Exercise(#)      Realized($)(1)      Exercisable  Unexercisable      Exercisable  Unexercisable
---------------------------   ---------------      --------------      --------------------------      --------------------------
Michael G. Kantrowitz                --                 --              210,000         290,000        433,650         142,600

Edward C. Callahan, Jr. (2)          --                 --                  --               --            --               --

Edward M. Parks                      --                 --              165,000          40,500        340,725          72,963

Steven Ahlbom                        --                 --               97,500          32,500        201,338          57,413

Vincent T. Dolan                     --                 --               12,500          87,500         18,750          62,500


-------------------
(1) Value based on the closing price of $3.13 on June 30, 2000, less the option exercise price.
(2) Mr. Callahan resigned as President and Chief Executive Officer on February 14, 2000.

Agreements with Executive Officers and Change in Control Arrangements

         In connection with the appointment of Mr. Kantrowitz to the position of President and Chief Executive Officer, the Company entered into an agreement with Mr. Kantrowitz, effective on February 14, 2000, which provides for an annual salary of $210,000 and an annual bonus of up to 50% of his base salary as determined by the Board of Directors. The Company also granted to Mr. Kantrowitz options to acquire 130,000 shares at the fair market value on the date of grant. Mr. Kantrowitz is also provided with an automobile, at the Company's expense. Mr. Kantrowitz is entitled to severance benefits equal to his salary and health benefits, his annual bonus (pro rated for the portion of the year prior to his termination) if agreed-upon goals have been met at the time of termination and use of his Company-provided automobile for one year in the event of his involuntary termination for reasons other than cause or upon a substantial reduction in his responsibilities or any change in his position as Chief Executive Officer. The Company has also agreed that in the event of a sale of the Company, if Mr. Kantrowitz is not offered employment by the new owners in a similar capacity heading a business unit reporting directly to the Chief Executive Officer or the Board of Directors or if he does not accept any other position that he is offered immediately following such transaction, he is entitled to payment equal to his base salary and health benefits, his annual bonus (pro rated for the portion of the year prior to his termination) if agreed upon goals have been met at the time of termination and use of his Company-provided automobile for one year, and to the acceleration of vesting of 50% of his stock options if the sale takes place in his first year of employment as Chief Executive Officer or 100% of his options if the sale occurs thereafter. The agreement also contains a non-competition and non-solicitation agreement by Mr. Kantrowitz for the period during which payments are made by the Company and for a period of six months thereafter.

         Mr. Callahan resigned as President and Chief Executive Officer in February 2000 and in connection with his resignation entered into an agreement with the Company in which he agreed to release the Company from any claims he might have against the Company and to not compete with the Company until April 30, 2001. In return, the Company agreed to employ Mr. Callahan as a non-officer employee or, if he resigned prior to April 30, 2000, as a consultant, until April 30, 2000, and to compensate him for his services based upon an annual rate equal to his current annual base salary of $210,000 plus benefits until April 30, 2000.

         In June 1999, the Company entered into an employment agreement with Edward Parks which provides for an annual base salary of $140,000. Mr. Parks is entitled to participate in the Company's employee bonus and stock option plans at the discretion of the Compensation and Stock Option Committee of the Board of Directors. The agreement contains confidentiality and non-competition agreements and permits either party to terminate the agreement with or without cause. If the Company terminates the agreement without cause during the first two years of its term, Mr. Parks is entitled to severance benefits equal to his then current annual base salary for a period of one year.

         Mr. Parks, Mr. Ahlbom and Mr. Dolan are also entitled to severance benefits in the event that they are not offered continued employment in the event of a change in control of the Company. Mr. Parks is entitled to a continuation of salary and benefits for a one-year period, Mr. Dolan is entitled to nine months salary and benefits and Mr. Ahlbom is entitled to six months of such benefits.

         Edward F. Golderer, Vice President of North American Sales and Marketing, is entitled to severance benefits equal to his base salary for a period of six months in the event that his employment is terminated as a result of a change in control of the Company after November 22, 2000.

         Options granted under the Company's 1995 Stock Option Plan contain provisions pursuant to which all outstanding options granted under such plan shall become fully vested and immediately exercisable upon a "change in control" as defined in such plan.


                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee (the "Committee") of the Board of Directors establishes the general compensation policies and specific compensation levels regarding salaries and the award of stock options under the Company's 1995 Stock Option Plan. The Committee currently consists of two non-employee directors.

         The Company's compensation program includes annual salary and incentive compensation, consisting of bonuses and possible long-term incentives, in the form of stock options, designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. In establishing total compensation, the Committee considers individual and Company performance. The Committee also informally reviews compensation levels of companies that are known to the Committee members and published compensation data of other technology companies, although the Committee does not make formal comparisons with peer group companies. In making its determinations as to all executive officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer.

Annual Compensation

         Annual salary levels are established based upon an evaluation of individual and company performance. The Committee's policy is to review the Company's performance, including the Company's revenues and profitability, as compared to goals, and the introduction of new products, and an individual's contribution to the Company's performance. An individual's performance is evaluated based upon the subjective judgment of his or her contributions to the achievement by the Company of its goals. As discussed above, the Committee also informally reviews compensation levels of other companies. The Committee does not assign relative weights to these factors and does not use specific criteria to evaluate individual performance, but instead makes a determination based upon all of the factors and the progress that the Company has made with respect to its goals and strategies. For fiscal 2000, the Committee decided to reinstate the reductions to the annual salaries of the executive officers that had been made during fiscal 1999. The Committee believed that this action was in the best interests of the Company in light of the improvement of the Company's cash position and its desire to retain and motivate these key executives. The payments were made in four equal quarterly installments during fiscal 2000.

         During fiscal 2000, the executive officers of the Company were eligible for incentive compensation, consisting of bonuses, based on the Company achieving revenue and income targets. At the beginning of the fiscal year, the

Committee set a threshold level of revenues and income, which was based on annual performance objectives and the prior year's performance, that was required to be attained before any bonuses could be awarded. The bonus pool was calculated based on percentages, ranging from 80% to 150%, of the revenue target. The Committee set specific percentages to calculate the actual incentive payments that would be paid to each of the executive officers based on their relative levels of responsibility and contribution to the Company. In setting the individual percentages, the Committee considered the recommendations of the Chief Executive Officer and exercised subjective judgment and discretion. During fiscal 2000, the Company did not achieve the revenue and income targets. As a result, no bonuses were paid to the Company's executives for fiscal 2000. The Committee relies on the foregoing objective measures and exercises subjective judgment and discretion in light of these measures and the Company's general compensation policies and practices described above to determine bonuses.

Long-Term Compensation

         Long-term incentives are provided through the grant of stock options under the Company's stock option plan. The Committee reviews and approves the participation of executive officers of the Company under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. Options typically vest in four equal annual installments beginning one year from the date of grant and are exercisable at an exercise price equal to or greater than the fair market value of shares of the Common Stock on the date of grant. Stock options typically have been granted to executive officers when the executive first joins the Company and thereafter in connection with changes in the executive's level of responsibilities, in connection with the executive's past and anticipated future contributions to the Company and for other reasons at the Committee's discretion. The size of option grants are generally based upon the executive officer's level of responsibility, long-term growth in responsibility, contribution to the achievement of the Company's goals and the number of options held by the individual at the time of the new grant. Through the grant of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Committee evaluates the individual's and the Company's performance and performance and stock data of other similar technology companies, although it has not relied on formal comparisons, and exercises subjective judgment and discretion in view of this information and the Company's general compensation policies and practices.

Chief Executive Officer Compensation

         Mr. Kantrowitz became President and Chief Executive Officer on February 14, 2000. In connection with his appointment, he entered into an agreement with the Company which provides for an annual salary of $210,000 and an annual bonus of up to 50% of his base salary as determined by the Board of Directors. Mr. Kantrowitz's compensation package reflects his appointment as President and Chief Executive Officer and the Company's launch of its new business strategy. The Committee's goal was to offer a package which was competitive with those of chief executive officers of other similar technology companies. The Committee's analysis was based on data of such other companies available to the Committee.

         Mr. Callahan served as President and Chief Executive Officer until February 14, 2000. In fiscal year 2000, he received an annual base salary of $210,000, which was established under his original employment arrangement.

Deductibility of Executive Compensation

         Federal tax laws impose requirements in order for compensation payable to certain executive officers to be fully deductible. The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.

         The foregoing report has been furnished by the Compensation and Stock Option Committee of the Board of Directors. The membership of the Committee for fiscal 2000 was, and the current membership is, as follows:

         John M. Ryan, Chairman
         Christopher G. McCann (Resigned effective February 14, 2000) Arthur R. Spector (Appointed effective February 14, 2000)

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock for the period July 1, 1995 to June 30, 2000 with similar returns for the (i) S&P Technology-500 and the S&P 500 Index.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG NEOWARE SYSTEMS, INC., THE S & P 500 INDEX
                      AND THE S & P TECHNOLOGY SECTOR INDEX




                                                           Cumulative Total Return
                                ----------------------------------------------------------------------
                                  6/95         6/96        6/97        6/98        6/99         6/00
NEOWARE SYSTEMS, INC.              100          170         126          56          27           61
S & P 500                          100          126         170         221         271          291
S & P TECHNOLOGY SECTOR            100          119         181         243         402          580


* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                              CERTAIN TRANSACTIONS

         Since July 1, 1999, The Plow & Hearth, Inc., a subsidiary of 1-800-FLOWERS of which Mr. McCann is the President, director and a principal shareholder, purchased $75,133 of products and services from the Company.

         In April 2000, the Company made loans of $57,349 to Mr. Kantrowitz and $46,939 to Mr. Parks to assist in the payment of the exercise price of warrants to acquire shares of the Company's Common Stock by Mr. Kantrowitz and Mr. Parks. The loans are evidenced by four-year notes which bear interest at 8% payable in annual installments beginning on April 14, 2001 and are secured by a pledge of shares of Common Stock acquired upon the exercise of the warrants. The principal balances of the notes are payable in equal quarterly installments beginning on April 14, 2001, and from bonus payments made to such persons.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission reports about their beneficial ownership of the Company's Common Stock. All such persons are required by the Commission to furnish the Company with copies of all reports that they file.

         Based solely upon a review of the copies of such reports furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that during the fiscal year ended June 30, 2000, all of its officers, directors and persons who own more than ten percent of the Company's Common Stock complied with all filing requirements applicable to them.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock of the Company as of June 30, 2000 by
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                  Number of Shares           Percentage
      Principal Stockholders                     Beneficially Owned      Beneficially Owned
      ----------------------                     ------------------      ------------------
Arthur R. Spector ............................       152,000(1)                 1.5%

Michael G. Kantrowitz ........................       365,630(1)                 3.5%

Christopher G. McCann ........................        17,500(1)                   *

John M. Ryan .................................        38,500(1)                   *

Carl G. Sempier ..............................        33,500(1)                   *

Steven B. Ahlbom .............................       128,397(1)                   *

Edward M. Parks ..............................       234,414(1)                 2.2%

Vincent T. Dolan .............................        12,500(1)                   *

All Executive Officers and Directors
As a Group (9 persons) .......................       982,441(1)                 9.0%

-------------------
* Less than 1%

(1) Includes options exercisable within 60 days of June 30, 2000 to purchase the Company's Common Stock issued pursuant to the Company's 1995 Stock Option
    Plan: Mr. Spector, 32,500 shares; Mr. Kantrowitz, 210,000 shares; Mr. Ryan, 22,500 shares; Mr. Sempier, 32,500 shares; Mr. Ahlbom, 97,500 shares; Mr. Parks, 165,000 shares; Mr. McCann, 17,500 shares; Mr. Dolan, 12,500 shares; all officers and directors as a group, 590,000 shares.

                         PROPOSAL TO RATIFY ACCOUNTANTS

       The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending June 30, 2001. The Board of Directors has proposed that the stockholders ratify the selection of Arthur Andersen LLP. The Company has requested that a representative of Arthur Andersen LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

       The Board of Directors recommends that you vote FOR the ratification of Arthur Andersen LLP as independent public accountants.


                            STOCKHOLDER PROPOSALS FOR
                               NEXT ANNUAL MEETING

       Any properly submitted proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received by the Company by July 11, 2001 if it is to be included in the Company's proxy statement and form of proxy relating to the next Annual Meeting.

         Stockholders who wish to submit a proposal for consideration at the Company's next Annual Meeting of Stockholders, but who do not wish to submit the proposal for inclusion in the Company's proxy statement, must deliver a written copy of such proposal in accordance with the Company's bylaws no later than September 24, 2001.

--------------------------------------------------------------------------------
                             NEOWARE SYSTEMS, INC.
                                     Proxy

     This Proxy is Solicited by the Board of Directors of the Company for the Annual Meeting of Stockholders, December 7, 2000

     The undersigned holder of Common Stock of Neoware Systems, Inc. hereby appoints Vincent T. Dolan and Michael G. Kantrowitz, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, December 7, 2000, at the Company's offices at 400 Feheley Drive, King of Prussia, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

     Shares will be voted as instructed, but if no instruction is given, shares will be voted FOR all the nominees for director named in the Proxy Statement, for the proposal described in the Proxy Statement and with discretionary authority on such other matters as may come before the meeting.

     The undersigned acknowledges receipt of this proxy with a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.




                                (Continued, and to be signed, on the other side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. Election of Directors

   [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY
                                           to vote for all nominees listed below

   Nominees: Arthur R. Spector, Michael G. Kantrowitz, John M. Ryan,
                   Carl G. Sempier and Christopher G. McCann

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

2. Ratify the selection of Arthur Andersen LLP as independent public accountants.
                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting.

            Votes must be indicated [II] or [X] in Black or Blue ink. Please sign and return promptly in the enclosed postage paid envelope.

                                              Change of Address or [ ]
                                              Comments Mark Here

                                              NOTE: Please sign exactly as
                                              name(s) appears hereon. Executors,
                                              administrators, trustees, etc.
                                              should give full title as such.


                                              DATE:_____________________________


                                              __________________________________
                                                           SIGNATURE

                                              __________________________________
                                                           SIGNATURE
--------------------------------------------------------------------------------